Exhibit 99.1

For Immediate Release
For Further Information, contact:	William M. Griffith, President & CEO United Financial, Inc. 336-226-1223

United Financial, Inc Announces Stock Split

Graham, N.C.—United Financial, Inc (NASDAQ Bulletin Board UTDF), the holding company of Alamance National Bank, today announced that its Board of Directors declared a 5 for 4 stock split effected in the form of a 25% stock dividend at a meeting held January 8, 2003.

William M. Griffith, President and Chief Executive Officer of United Financial stated that the record date for the transaction will be January 31, 2003. Shareholders of record on that date will be entitled to the split, which will be paid on February 17, 2003. This will result in shareholders receiving one additional share of stock for every four shares they own. For example, a shareholder as of the record date who owns 100 shares will receive 25 shares.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.